Exhibit 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

ALLEGHANY CORPORATION ANNOUNCES EXECUTIVE APPOINTMENTS

NEW YORK, NY, July 1, 2019 – Alleghany Corporation (NYSE:Y) today announced that Mr. Jack Sennott has been appointed Chairman, Chief Executive Officer and President of Alleghany’s wholly-owned subsidiary, CapSpecialty, Inc., an underwriter of commercial property, casualty and surety insurance coverages.    Mr. Sennott previously served as Senior Vice President and chief financial officer of Alleghany.

Ms. Kerry Jacobs has been appointed Senior Vice President and chief financial officer of Alleghany, effective immediately. Ms. Jacobs previously served as Alleghany’s Vice President of Finance and Chief Risk Officer.

Weston Hicks, Alleghany’s President and chief executive officer stated, “Jack has been a key member of our executive team and has demonstrated business building skills far beyond those normally associated with the finance chief. He is the right executive to continue to build on the significant momentum already evident at CapSpecialty. I am also pleased that the depth and breadth of Alleghany’s management team positioned us well to promote from within the organization when naming his successor. Kerry has held critical roles with increasing responsibility during her five-year tenure at Alleghany. She is a proven leader with strong business acumen, and I look forward to working with her in her new role.”

About Alleghany Corporation

Alleghany Corporation (NYSE:Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc., a leading global reinsurer; RSUI Group, Inc., a national underwriter of property and liability specialty insurance coverages; and CapSpecialty, Inc., an underwriter of commercial property, casualty and surety insurance coverages. Alleghany’s subsidiary Alleghany Capital Corporation engages in and oversees strategic investments and acquisitions.

For more information, please contact:

Mike Smargiassi

The Plunkett Group

212-739-6729